                                                                     Exhibit 2-A

                                                                  CONFORMED COPY



                            STOCK PURCHASE AGREEMENT

                                  dated as of

                                January 31, 1997

                                     among


                                 NORTH LIMITED

                           NATIONAL STEEL CORPORATION

                            NS HOLDINGS CORPORATION

                          BETHLEHEM STEEL CORPORATION

                                      and

                   BETHLEHEM STEEL INTERNATIONAL CORPORATION

                                   ARTICLE 1

                                  DEFINITIONS

     1.1  Definitions........................................................  2
     1.2  References to Buyer................................................  4

     ARTICLE 2

                 PURCHASE AND SALE; PELLET PURCHASE AGREEMENTS

     2.1  Transactions Hereunder.............................................  4
     2.2  Consideration......................................................  5
     2.3  Closing............................................................  5
     2.4  Interdependent.....................................................  6

     ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF BETHLEHEM COMPANIES

     3.1  Corporate Existence and Power......................................  6
     3.2  Corporate Authorization............................................  7
     3.3  Governmental Authorization.........................................  7
     3.4  Non-Contravention..................................................  7
     3.5  Capitalization.....................................................  8
     3.6  Ownership of Shares................................................  8
     3.7  IOC and its Business and Assets....................................  8
     3.8  Intercompany Accounts.............................................. 12
     3.9  Finders' Fees...................................................... 12
     3.10  Sole Representations and Warranties............................... 12

     ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF NATIONAL COMPANIES

     4.1  Corporate Existence and Power...................................... 12
     4.2  Corporate Authorization............................................ 13
     4.3  Governmental Authorization......................................... 13
     4.4  Non-Contravention.................................................. 13
     4.5  Capitalization..................................................... 14


     4.6  Ownership of Shares................................................ 14
     4.7  IOC and its Business and Assets.................................... 15
     4.8  Intercompany Accounts.............................................. 18
     4.9  Finders' Fees...................................................... 18
     4.10  Sole Representations and Warranties............................... 18

     ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF BUYER AND NORTH

     5.1  Corporate Existence and Power...................................... 19
     5.2  Corporate Authorization............................................ 19
     5.3  Governmental Authorization......................................... 19
     5.4  Non-Contravention.................................................. 19
     5.5  Finders' Fees...................................................... 20
     5.6  Financing.......................................................... 20
     5.7  Purchase for Investment............................................ 20

     ARTICLE 6

                         COVENANTS OF SELLER COMPANIES

     6.1  Access to Information.............................................. 20
     6.2  Guaranty........................................................... 21
     6.3  Actions by IOC..................................................... 21
     6.4  Confidentiality.................................................... 22
     6.5  No Shopping........................................................ 23
     6.6  No Solicitation.................................................... 23
     6.7  Continued Due Diligence............................................ 23

     ARTICLE 7

                          COVENANTS OF BUYER AND NORTH

     7.1  Confidentiality.................................................... 24
     7.2  Access............................................................. 25
     7.3  Guaranty........................................................... 25

                                   ARTICLE 8

                    COVENANTS OF BUYER AND SELLER COMPANIES

     8.1  Best Efforts....................................................... 25
     8.2  Certain Filings.................................................... 25
     8.3  Public Announcements............................................... 26
     8.4  Intercompany Accounts.............................................. 26
     8.5  Governmental Correspondence........................................ 26

     ARTICLE 9

                             CONDITIONS TO CLOSING

     9.1  Conditions to Obligations of Buyer and Seller Companies............ 26
     9.2  Conditions to Obligation of Buyer.................................. 28
     9.3  Conditions to Obligation of Seller Companies....................... 30

     ARTICLE 10

                           SURVIVAL; INDEMNIFICATION

     10.1  Survival.......................................................... 31
     10.2  Indemnification................................................... 32
     10.3  Procedures; Exclusivity........................................... 33

     ARTICLE 11

                                  TERMINATION

     11.1  Grounds for Termination........................................... 33
     11.2  Effect of Termination............................................. 34

                                   ARTICLE 12

                                 MISCELLANEOUS

     12.1  Notices........................................................... 35
     12.2  Amendments and Waivers............................................ 36
     12.3  Expenses.......................................................... 37
     12.4  Successors and Assigns............................................ 37
     12.5  Governing Law..................................................... 37
     12.6  Counterparts; Third Party Beneficiaries........................... 37
     12.7  Entire Agreement.................................................. 37

                            STOCK PURCHASE AGREEMENT



     AGREEMENT dated as of January 31, 1997 among North Limited, an Australian corporation ("North"), Bethlehem Steel Corporation, a Delaware corporation ("Bethlehem"), Bethlehem Steel International Corporation, a Delaware corporation ("Beth International"), National Steel Corporation, a Delaware corporation ("National") and NS Holdings Corporation, a Delaware corporation ("National Holdings").

                             W I T N E S S E T H :

     WHEREAS, the purchaser of the shares to be purchased hereunder (the "Buyer") will be a wholly-owned subsidiary of North to be designated by North and to become a party hereto within 30 days after the date hereof by all parties executing and delivering an agreement that Buyer unconditionally becomes a party hereto, bound hereby and entitled to enforce its rights hereunder; and

     WHEREAS, National Holdings is a wholly-owned subsidiary of National; and

     WHEREAS, Beth International is the owner of 3,364.428 shares (the "Bethlehem IOC Shares") of the Series A Common Stock, par value $1,000 per share, of Iron Ore Company of Canada, a Delaware corporation ("IOC") and National is the owner of 1,946.078 shares (the "National IOC Shares") of the Series E Common Stock, par value $1,000 per share, of IOC; and

     WHEREAS, IOC, Bethlehem, Beth International and National, among others, have entered into an Amended and Restated Shareholder Participation Agreement dated as of May 25, 1995 (the "Shareholder Agreement") and Bethlehem and National have each entered into a Second Amended and Restated Pellet Purchase Contract with IOC, each dated as of May 25, 1995 (the "Existing Pellet Purchase Agreements"), providing for the production by IOC and the sale by IOC to Bethlehem or National, as the case may be, of iron ore pellets; and

     WHEREAS, subsequently to the execution of this Agreement, but prior to Closing, National intends to transfer the National IOC Shares to National Holdings and assign its rights and obligations under this Agreement to National Holdings, subject to Section 6.2 of this Agreement, and, upon such assignment and transfer, National Holdings will assume the obligations of National under the Existing Pellet Purchase Agreement with IOC, subject to the continued obligation of National to perform such obligations; and

     WHEREAS, Beth International desires to sell the Bethlehem IOC Shares to Buyer, and Buyer desires to purchase the Bethlehem IOC Shares from Beth International, and the holder of the National IOC Shares (National or National Holdings) desires to sell the National IOC Shares to Buyer, and Buyer desires to purchase the National IOC Shares from such holder, all upon the terms and subject to the conditions hereinafter set forth;

     The parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

          1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither IOC nor any Subsidiary of IOC shall be considered an Affiliate of any party.

               "Balance Sheet" means the balance sheet of IOC and the Subsidiaries as of December 31, 1995.

               "Balance Sheet Date" means December 31, 1995.

               "best efforts" means all practical and reasonable efforts to achieve a given objective without the incurring of undue risk, hardship or expense.

               "Bethlehem Companies" means Bethlehem and Beth International.

               "Bethlehem Representatives" means Messrs. J. J. Haggerty, J. P. Krum, C. F. Meitzner, F. C. Rorick, R. A. Rudzki and S. J. Selden and, with respect to matters relating to the purchase or manufacture of pellets, E. J. Hudak, Jr.

               "Canadian Acts" means the Investment Canada Act (Canada) and the Competition Act (Canada).

               "Closing Date" means the date of the Closing.

               "Common Stock" means, with respect to IOC, the Common Stock, par value $1,000 per share, of IOC.

               "GAAP" means generally accepted accounting principles in the United States.

               "Governmental Entity" means any federal, state, provincial, municipal, local or foreign court, arbitral tribunal, board, crown corporation, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission or self-regulatory organization.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "IOC Shares" means, collectively, the Bethlehem IOC Shares and the National IOC Shares.

               "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, option or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

               "Material Adverse Effect" means, with respect to any Person, a material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), business, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, or, with respect to any Seller Company or the Buyer, a material adverse effect on the ability of such Seller Company or Buyer to enter into or to perform this Agreement or to enter into any of the other agreements to be entered into pursuant to this Agreement; provided that an adverse effect which is attributable, solely or primarily, to the cyclical nature of the iron ore business shall not constitute a Material Adverse Effect.

               "National Companies" means National and National Holdings.

               "National Representatives" means J. R. Linney, W. E. McDonough,
L. R. Meyer and T. M. Trupkovich and, with respect to matters relating to the purchase or manufacture of pellets, J. W. Beckman.

               "North Representatives" means Executive Director - Finance, General Manager - Iron Ore Development and General Manager - Legal & Secretariat.

               "Person" means an individual, sole proprietorship, corporation, partnership, association, trust, joint venture, Governmental Entity or other entity or organization, including a natural person in such person's capacity as trustee, administrator or other legal representative.

               "Seller Companies" means the Bethlehem Companies and the National Companies.

               "Sellers" means Beth International and the holder of the National IOC Shares (National or National Holdings), and "Seller" means Beth International or such holder.

               "Subsidiary" of any Person means any entity, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person and/or one or more of its subsidiaries. For the purposes of this Agreement, each of Northern Land Co. Ltd. and Twin Falls Power Co. is deemed to be a subsidiary of IOC.

               All references herein to "dollars" or to "$" shall refer to the lawful currency of the United States.

               1.2 References to Buyer. All references in this Agreement to Buyer, including representations and agreements by or with respect to or for the benefit of Buyer shall on the date upon which Buyer becomes a party to this Agreement be deemed to apply to Buyer as if it had been a party at the date hereof.


                                 ARTICLE 2

               PURCHASE AND SALE; PELLET PURCHASE AGREEMENTS

          2.1 Transactions Hereunder. This Agreement relates to the following transactions (the "Transactions") which are all to be completed on the Closing Date, upon the terms and subject to the conditions of this Agreement:

               (i) Beth International will sell and deliver to Buyer, and Buyer will purchase from Beth International, the Bethlehem IOC Shares free and clear of Liens (except as set forth in Section 1.1 of the Shareholder Agreement or Article Ninth of the Articles of Incorporation of IOC or as created by Buyer);

               (ii) National or National Holdings will sell and deliver to Buyer, and Buyer will purchase from National or National Holdings, the National IOC Shares free and clear of Liens (except as set forth in Section 1.1 of the Shareholder Agreement or Article Ninth of the Articles of Incorporation of IOC or as created by Buyer);

               (iii) Bethlehem will enter into a Supplemental Pellet Purchase Contract with IOC, effective as at the Closing (the "Supplemental Bethlehem Pellet Purchase Contract") which will be in the form attached hereto as Exhibit 1, with only such changes as shall have been approved by IOC, Bethlehem, National and North;

               (iv) National will enter into a Supplemental Pellet Purchase Contract with IOC, effective as at the Closing (the "Supplemental National Pellet Purchase Contract" and, together with the Supplemental Bethlehem Pellet Purchase Contract, the "Supplemental Pellet Purchase Contracts") which will be in the form attached hereto as Exhibit 2, with only such changes as shall have been approved by IOC, Bethlehem, National and North; and

               (v) The parties to the Shareholder Agreement, National Holdings, North and Buyer will enter into an Agreement, effective as at the Closing (the "Amending Agreement") which will be in the form attached hereto as Exhibit 3, with only such changes as shall have been approved by Bethlehem, National and North.

               2.2 Consideration. In consideration for the completion by the Bethlehem Companies of the portion of the Transactions to be performed by them, Buyer will deliver, or cause to be delivered, to or as directed by Bethlehem the sum of US$145,714.634.40 in cash (the "Bethlehem Purchase Price"). In consideration for the completion by the National Companies of the portion of the Transactions to be performed by them, Buyer will deliver, or cause to be delivered, to or as directed by National the sum of US$84,285,365.60 in cash (the "National Purchase Price").

               2.3 Closing. The closing (the "Closing") of the Transactions hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York as soon as possible, but in no event later than 10 business days, after satisfaction or waiver of the conditions set forth in Article 9 of this Agreement, or at such other time or place as Buyer and Sellers may agree. At the Closing:

          (a) The Bethlehem Purchase Price shall be delivered in immediately available funds by wire transfers to an account or accounts with a bank in New York City designated by Bethlehem, by notice to Buyer not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Bethlehem in such amount).

          (b) The National Purchase Price shall be delivered in immediately available funds by wire transfers to an account or accounts with a bank designated by National by notice to Buyer not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of National or National Holdings in such amount).

          (c) Each Seller shall deliver to Buyer certificates for all of its IOC Shares duly endorsed or accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, with all required transfer tax or other revenue stamps affixed thereto.

          (d) Bethlehem will deliver to IOC and Buyer a counterpart of the Supplemental Bethlehem Pellet Purchase Contract, duly executed on behalf of Bethlehem and IOC by their duly authorized officers.

          (e) National will deliver to IOC and Buyer a counterpart of the Supplemental National Pellet Purchase Contract, duly executed on behalf of National and IOC by their duly authorized officers.

          (f) The Seller Companies will deliver to Buyer a counterpart or counterparts of the Amending Agreement, duly executed on behalf of each party thereto by its duly authorized officers.

          (g) The Seller Companies will deliver to Buyer copies of duly executed resignations of each IOC Director representing any of the Seller Companies and evidence (in a form reasonably satisfactory to North) that the Directors nominated by North have been elected or appointed to the Board of Directors of IOC, effective at Closing.

          (h) The parties will deliver the documents and other evidences of authority provided to be delivered by them by the provisions of Article 9 of this Agreement.

          2.4 Interdependent. The obligations of the parties in respect of the Closing shall be interdependent. All actions at the Closing shall be deemed to take place simultaneously and no delivery, transfer, assignment or payment shall be deemed to have been made until all deliveries, transfers, assignments and payments have been made.


                                   ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF BETHLEHEM COMPANIES

          The Bethlehem Companies jointly and severally represent and warrant to Buyer and North that:

          3.1 Corporate Existence and Power. Each of the Bethlehem Companies and IOC is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Bethlehem Companies has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Bethlehem Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Bethlehem Company. Each Bethlehem Company has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and by-laws of such Bethlehem Company as currently in effect. Buyer has also received true and complete copies of the Articles of Incorporation and by-laws of IOC as currently in effect.

          3.2 Corporate Authorization. The execution, delivery and performance by each Bethlehem Company of this Agreement and any agreement to be executed by it pursuant to this Agreement are within such Bethlehem Company's corporate powers and have been duly authorized by all necessary corporate action on the part of such Bethlehem Company. Each of this Agreement and any agreement to be executed by it pursuant to this Agreement constitutes a valid and binding agreement of such Bethlehem Company enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          3.3 Governmental Authorization. Except as described in Schedule 3.3, no filing with, or permit, authorization, notification, consent or approval of, any Governmental Entity is required or necessary for:

               (i)    the valid execution and delivery by each Bethlehem
          Company of this Agreement and any agreement to be executed by it pursuant to this Agreement or for the valid performance by each Bethlehem Company of this Agreement or, to the actual knowledge of any of the Bethlehem Representatives, of any agreement to be executed by it pursuant to this Agreement; or

               (ii) the consummation by each Bethlehem Company of the transactions contemplated by this Agreement or the sale by Beth International of the Bethlehem IOC Shares simultaneously with the sale hereunder of the National IOC Shares;

provided that no representation is made with respect to the provisions of the provincial statutes of Newfoundland and Quebec which may relate to or be affected by the sale hereunder of the IOC Shares.

          3.4 Non-Contravention. Except as set forth in Schedule 3.4, the execution and delivery by each Bethlehem Company of this Agreement and any agreement to be executed pursuant to this Agreement, and the performance by each Bethlehem Company of this

Agreement and, to the actual knowledge of any of the Bethlehem Representatives, of any agreement to be executed by it pursuant to this Agreement, do not and will not (i) conflict with or violate the certificate of incorporation or by-laws of such Bethlehem Company or of IOC, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree of any Governmental Entity,
(iii) require any consent, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Bethlehem Company under, or to a loss of any benefit to which such Bethlehem Company is entitled under, any agreement or other instrument binding upon such Bethlehem Company, or any license, franchise, permit or other similar authorization held by such Bethlehem Company, or (iv) result in the creation or imposition of any Lien on any asset of such Bethlehem Company, except, in the case of clauses
(ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, have a Material Adverse Effect.

          3.5 Capitalization. The authorized capital stock of IOC consists of 8,955.411 shares of IOC Common Stock, all of which are outstanding as of the date hereof. All outstanding shares of capital stock of IOC have been duly authorized and validly issued and are fully paid and non-assessable. There is no outstanding security of any kind convertible into or exchangeable for capital stock of IOC; IOC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof (other than as provided in the Agreement and Plan of Recapitalization and Restructuring dated as of May 25, 1995 (the "Restructuring Agreement") and the agreements referred to therein or in Article Ninth of the Articles of Incorporation of IOC); and there is no voting trust or other agreement or understanding to which IOC is a party or is bound with respect to the voting of the capital stock of IOC (other than as provided in the Restructuring Agreement and the agreements referred to therein).

          3.6 Ownership of Shares. Beth International is the record and beneficial owner of the Bethlehem IOC Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as may be created by this Agreement or by Buyer or as set forth in Sections 1.1 and 1.2 of the Shareholder Agreement or Article Ninth of the Articles of Incorporation of IOC. Beth International will transfer and deliver to Buyer at the Closing valid title to the Bethlehem IOC Shares free and clear of any Lien and any such limitation or restriction, except as set forth in Section 1.1 of the Shareholder Agreement or Article Ninth of the Articles of Incorporation of IOC or as created by Buyer.

          3.7 IOC and its Business and Assets. The Bethlehem Representatives have no actual knowledge (which expression includes, with respect to the Bethlehem Representatives who are or have been Directors of IOC, all information that such Directors, none of whom is or has been an officer or employee of IOC or any of its Subsidiaries, have received in their capacity as directors) that any of the following statements is incomplete, misleading, inaccurate or incorrect:

          (a) North has had available to it all material information about existing material sales contracts, including true and correct copies of all existing material sales contracts between IOC and its Subsidiaries and their customers;

          (b) IOC and its Subsidiaries have good and valid title to, or in the case of leasehold property good and valid leasehold interests in, all material assets and properties required for the conduct of its and their businesses as presently conducted (including the pellet facilities at Sept-Iles and all such material assets and properties reflected on the Balance Sheet or on the unaudited balance sheet dated September 30, 1996), subject only to such exceptions and Liens as do not, individually or in the aggregate, materially interfere with the use of such assets in such businesses as presently conducted;

          (c) North has been provided with all material information pertaining to IOC and its Subsidiaries, including, without limitation, the material information listed on Schedule 3.7(c);

          (d) all material information provided to North with respect to IOC and its Subsidiaries and its and their businesses and assets is complete and accurate in all material respects;

          (e) since September 30, 1996, the date of the last unaudited quarterly financial statements of IOC and its consolidated Subsidiaries, there has been no event, occurrence, change, development or state of circumstances or facts which has had a Material Adverse Effect with respect to IOC and its Subsidiaries;

          (f) the audited balance sheet of IOC and its consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of income and cash flows for the year ended December 31, 1995, have been provided to North and have been prepared in accordance with GAAP (consistently applied throughout the period) and present fairly and accurately, in all material respects, the consolidated financial position of IOC and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations and changes in cash flows for the period then ended; and the unaudited balance sheet of IOC and its consolidated Subsidiaries as of December 31, 1996 and the related consolidated statements of income and cash flows for the year then ended, have been provided to North and have been prepared in accordance with GAAP for interim unaudited statements (and accordingly do not contain footnotes) and present fairly and accurately, in all material respects and in a manner consistent with past practice, the consolidated financial position of IOC and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations and changes in cash flows for the year then ended (subject to customary year-end adjustments);

          (g) Bethlehem has fully performed all obligations imposed on it by the Existing Bethlehem Pellet Purchase Agreement, and there is no default or breach by any party thereunder;

          (h) there is no material breach or default by any party to any material contract, lease or sublease, including, without limitation, the Labrador Sublease, binding on IOC or any of its Subsidiaries, including, without limitation, the sales agreements referred to in clause (a);

          (i) there are no material agreements or arrangements between the shareholders of IOC and IOC or any IOC Subsidiary, or between any two or more shareholders of IOC and relating to IOC, other than the Restructuring Agreement and the agreements referred to therein;

          (j) neither IOC nor any of its Subsidiaries is in violation of any material license, certificate of approval or permit or similar authorization or requirement of any Governmental Entity relating to the conduct of its or their businesses as presently conducted or as proposed to be conducted in accordance with existing Director-approved capital plans and budgets;

          (k) the current status of IOC's pellet making facilities at Sept-Iles, Quebec, which has been decommissioned and is not currently in operation, does not violate any material license, certificate of approval or permit or similar authorization or requirement of any Governmental Entity; and there are no extraordinary legal or political impediments to the recommissioning of such facilities other than the need to comply with national, provincial and local laws and regulations of general application;

          (l) each of IOC's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and each of IOC and its Subsidiaries has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and has, or should be able to obtain, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as proposed to be conducted in accordance with existing Director-approved capital plans and budgets;

          (m) Schedule 3.7(m) contains a complete and accurate list of all direct and indirect Subsidiaries of IOC and each other Person in which IOC has a direct or indirect equity ownership, setting forth as to each such Subsidiary or Person the jurisdiction of its incorporation and the number of shares of each class of its authorized and outstanding capital stock owned by IOC, all of which are validly issued, fully paid and nonassessable, and held free and clear of any Liens;

          (n) (i) there is no outstanding security of any kind convertible into or exchangeable for capital stock of any of IOC's Subsidiaries,

               (ii) none of IOC's Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and

               (iii) there is no voting trust or other agreement or understanding to which any of IOC's Subsidiaries is a party or is bound with respect to the voting of the capital stock of any of IOC's Subsidiaries;

          (o) the execution and delivery by each Bethlehem Company of this Agreement and any agreement to be executed pursuant to this Agreement, and the performance by each Bethlehem Company of such agreements, when combined with the acquisition of the National IOC Shares, do not and will not:

               (i) require any consent, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of IOC or any of IOC's Subsidiaries under, or to a loss of any benefit to which IOC or any of IOC's Subsidiaries is entitled under, any agreement or other instrument binding upon IOC or any of IOC's Subsidiaries, or any license, franchise, permit or other similar authorization held by IOC or any of IOC's Subsidiaries, or

               (ii) result in the creation or imposition of any Lien on any asset of IOC or any of IOC's Subsidiaries,

     except to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, have a Material Adverse Effect; and

          (p) there is no one presently in the employ of any of the Bethlehem Companies who has or has had responsibility for IOC and is not listed as a Bethlehem Representative;

except, in the case of (a) through (p) of this Section 3.7, as is set forth on
Schedule 3.7 hereto or otherwise previously disclosed to North in writing.

               3.8 Intercompany Accounts. Schedule 3.8 contains a complete list of all intercompany balances as of December 31, 1996 between the Bethlehem Companies and their Affiliates, on the one hand, and IOC and its Subsidiaries, on the other hand. Since December 31, 1996, except as set forth in Schedule 3.8, none of IOC or its Subsidiaries has incurred any liability (whether absolute, accrued or contingent) to any Bethlehem Company or their Affiliates and there has not been any transaction between IOC and any of its Subsidiaries and any Bethlehem Company except in the ordinary course of business of IOC and its Subsidiaries, consistent with past practice. None of the Bethlehem Representatives who are Directors of IOC will, following the Closing, have any claims against IOC other than any rights based on indemnity or insurance.

               3.9 Finders' Fees. Except for J.P. Morgan & Co. Inc, whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Bethlehem Company who might be entitled to any fee or commission from IOC or North or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

               3.10 Sole Representations and Warranties. The Bethlehem Companies make no representation or warranty to Buyer except as specifically set forth in this Agreement. In particular, the Bethlehem Companies make no representation or warranty to Buyer, except as set forth in this Agreement or in a certificate or document delivered pursuant to this Agreement, with respect to
(a) the information provided by IOC or by or on behalf of Sellers with respect to the purchase and sale provided for herein, (b) any environmental or tax liabilities or litigation of IOC or the adequacy of any reserves for such matters on the financial statements of IOC or (c) any financial projection or forecast relating to IOC. With respect to any such projection or forecast delivered by or on behalf of Sellers to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against Sellers with respect thereto.


                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF NATIONAL COMPANIES

            The National Companies jointly and severally represent and warrant to Buyer and North that:

          4.1 Corporate Existence and Power. Each of the National Companies and IOC is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the National Companies has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each National Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such National Company. Each National Company has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and by-laws of such National Company as currently in effect. Buyer has also received true and complete copies of the Articles of Incorporation and by-laws of IOC as currently in effect.

          4.2 Corporate Authorization. The execution, delivery and performance by each National Company of this Agreement and any agreement to be executed by it pursuant to this Agreement are within such National Company's corporate powers and have been duly authorized by all necessary corporate action on the part of such National Company. Each of this Agreement and any agreement to be executed by it pursuant to this Agreement constitutes a valid and binding agreement of such National Company enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          4.3 Governmental Authorization. Except as described in Schedule 3.3, no filing with, or permit, authorization, notification, consent or approval of, any Governmental Entity is required or necessary for:

            (i) the valid execution and delivery by each National Company of this Agreement and any agreement to be executed by it pursuant to this Agreement or for the valid performance by each National Company of this Agreement or, to the actual knowledge of any of the National Representatives, of any agreement to be executed by it pursuant to this Agreement; or

            (ii) the consummation by each National Company of the transactions contemplated by this Agreement or the sale by National or National Holdings of the National IOC Shares simultaneously with the sale hereunder of the Bethlehem IOC Shares;

provided that no representation is made with respect to the provisions of the provincial statutes of Newfoundland and Quebec which may relate to or be affected by the sale hereunder of the IOC Shares.

          4.4 Non-Contravention. Except as set forth in Schedule 4.4, the execution and delivery by each National Company of this Agreement and any agreement to be executed pursuant to this Agreement, and the performance by each National Company of this

Agreement and, to the actual knowledge of any of the National Representatives, of any agreement to be executed by it pursuant to this Agreement, do not and will not (i) conflict with or violate the certificate of incorporation or by-laws of such National Company or of IOC, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree of any Governmental Entity,
(iii) require any consent, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such National Company under, or to a loss of any benefit to which such National Company is entitled under, any agreement or other instrument binding upon such National Company, or any license, franchise, permit or other similar authorization held by such National Company, provided that the National IOC Shares are released from the Lien of the Indenture (as defined in Section 4.6) or (iv) result in the creation or imposition of any Lien on any asset of such National Company, except, in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, have a Material Adverse Effect.

          4.5 Capitalization. The authorized capital stock of IOC consists of 8,955.411 shares of IOC Common Stock, all of which are outstanding as of the date hereof. All outstanding shares of capital stock of IOC have been duly authorized and validly issued and are fully paid and non-assessable. There is no outstanding security of any kind convertible into or exchangeable for capital stock of IOC; IOC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof (other than as provided in the Restructuring Agreement and the agreements referred to therein or in Article Ninth of the Articles of Incorporation of
IOC); and there is no voting trust or other agreement or understanding to which IOC is a party or is bound with respect to the voting of the capital stock of IOC (other than as provided in the Restructuring Agreement and the agreements referred to therein).

          4.6 Ownership of Shares. National is the record and beneficial owner of the National IOC Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except as may be created by this Agreement or by Buyer or as set forth in Sections 1.1 and 1.2 of the Shareholder Agreement or Article Ninth of the Articles of Incorporation of IOC, and other than the Lien created by the Indenture of Mortgage and Deed of Trust dated May 1, 1952 (the "Indenture") from National, as Mortgagor, and Great Lakes Steel Corporation, a Delaware corporation, as Co-Mortgagor, to City Bank Farmers Trust Company and Ralph E. Morton as Trustees (The Chase Manhattan Bank being successor Trustee and Frank J. Grippo being successor Individual Trustee). National will have access prior to the Closing Date to sufficient funds to arrange for the release prior to Closing of the National IOC Shares from the Lien of the Indenture. National or National Holdings will transfer and deliver to Buyer at the Closing valid title to the National IOC Shares free and clear of any Lien and any such limitation or restriction, except as set forth in Section 1.1 of the

Shareholder Agreement or Article Ninth of the Articles of Incorporation of IOC or as created by Buyer.

          4.7 IOC and its Business and Assets. The National Representatives have no actual knowledge (which expression includes, with respect to the National Representatives who are or have been Directors of IOC, all information that such Directors, none of whom is or has been an officer or employee of IOC or any of its Subsidiaries, have received in their capacity as directors) that any of the following statements is incomplete, misleading, inaccurate or incorrect:

          (a) North has had available to it all material information about existing material sales contracts, including true and correct copies of all existing material sales contracts between IOC and its Subsidiaries and their customers;

          (b) IOC and its Subsidiaries have good and valid title to, or in the case of leasehold property good and valid leasehold interests in, all material assets and properties required for the conduct of its and their businesses as presently conducted (including the pellet facilities at Sept-Iles and all such material assets and properties reflected on the Balance Sheet or on the unaudited balance sheet dated September 30,
       1996), subject only to such exceptions and Liens as do not, individually or in the aggregate, materially interfere with the use of such assets in such businesses as presently conducted;

          (c) North has been provided with all material information pertaining to IOC and its Subsidiaries, including, without limitation, the material information listed on Schedule 3.7(c);

          (d) all material information provided to North with respect to IOC and its Subsidiaries and its and their businesses and assets is complete and accurate in all material respects;

          (e) since September 30, 1996, the date of the last unaudited quarterly financial statements of IOC and its consolidated Subsidiaries, there has been no event, occurrence, change, development or state of circumstances or facts which has had a Material Adverse Effect with respect to IOC and its Subsidiaries;

          (f) the audited balance sheet of IOC and its consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of income and cash flows for the year ended December 31, 1995, have been provided to North and have been prepared in accordance with GAAP (consistently applied throughout the period) and present fairly and accurately, in all material respects, the consolidated financial position of IOC and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations and changes in cash flows for the period then ended; and the unaudited balance sheet of IOC and its consolidated Subsidiaries as of December 31, 1996 and the related consolidated statements of income and cash flows for the year then ended, have been provided to North and have been prepared in accordance with GAAP for interim unaudited statements (and accordingly do not contain footnotes) and present fairly and accurately, in all material respects and in a manner consistent with past practice, the consolidated financial position of IOC and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations and changes in cash flows for the year then ended (subject to customary year-end adjustments);

          (g) National has fully performed all obligations imposed on it by the Existing National Pellet Purchase Agreement, and there is no default or breach by any party thereunder;

          (h) there is no material breach or default by any party to any material contract, lease or sublease, including, without limitation, the Labrador Sublease, binding on IOC or any of its Subsidiaries, including, without limitation, the sales agreements referred to in clause (a);

          (i) there are no material agreements or arrangements between the shareholders of IOC and IOC or any IOC Subsidiary, or between any two or more shareholders of IOC and relating to IOC, other than the Restructuring Agreement and the agreements referred to therein;

          (j) neither IOC nor any of its Subsidiaries is in violation of any material license, certificate of approval or permit or similar authorization or requirement of any Governmental Entity relating to the conduct of its or their businesses as presently conducted or as proposed to be conducted in accordance with existing Director-approved capital plans and budgets;

          (k) the current status of IOC's pellet making facilities at Sept-Iles, Quebec, which has been decommissioned and is not currently in operation, does not violate any material license, certificate of approval or permit or similar authorization or requirement of any Governmental Entity; and there are no extraordinary legal or political impediments to the recommissioning of such facilities other than the need to comply with national, provincial and local laws and regulations of general application;

          (l) each of IOC's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and each of IOC and its Subsidiaries has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and has, or should be able to obtain, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as proposed to be conducted in accordance with existing Director-approved capital plans and budgets;

          (m) Schedule 3.7(m) contains a complete and accurate list of all direct and indirect Subsidiaries of IOC and each other Person in which IOC has a direct or indirect equity ownership, setting forth as to each such Subsidiary or Person the jurisdiction of its incorporation and the number of shares of each class of its authorized and outstanding capital stock owned by IOC, all of which are validly issued, fully paid and nonassessable, and held free and clear of any Liens;

          (n) (i) there is no outstanding security of any kind convertible into or exchangeable for capital stock of any of IOC's Subsidiaries,

               (ii) none of IOC's Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and

               (iii) there is no voting trust or other agreement or
            understanding to which any of IOC's Subsidiaries is a party or is bound with respect to the voting of the capital stock of any of IOC's Subsidiaries;

          (o) the execution and delivery by each National Company of this Agreement and any agreement to be executed pursuant to this Agreement, and the performance by each National Company of such agreements, when combined with the acquisition of the Bethlehem IOC Shares, do not and will not:

               (i) require any consent, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of IOC or any of IOC's Subsidiaries under, or to a loss of any benefit to which IOC or any of IOC's Subsidiaries is entitled under, any agreement or other instrument binding upon IOC or any of IOC's Subsidiaries, or any license, franchise, permit or other similar authorization held by IOC or any of IOC's Subsidiaries, or

               (ii) result in the creation or imposition of any Lien on any asset of IOC or any of IOC's Subsidiaries,

       except to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, have a Material Adverse Effect; and

          (p) there is no one presently in the employ of any of the National Companies who has or has had responsibility for IOC and is not listed as a National Representative;

  except, in the case of (a) through (o) of this Section 4.7, as is set forth on
  Schedule 4.7 hereto or otherwise previously disclosed to North in writing.



          4.8 Intercompany Accounts. Schedule 4.8 contains a complete list of all intercompany balances as of December 31, 1996 between the National Companies and their Affiliates, on the one hand, and IOC and its Subsidiaries, on the other hand. Since December 31, 1996, except as set forth in Schedule 4.8, none of IOC or its Subsidiaries has incurred any liability (whether absolute, accrued or contingent) to any National Company or their Affiliates and there has not been any transaction between IOC and any of its Subsidiaries and any National Company, except in the ordinary course of business of IOC and its Subsidiaries, consistent with past practice. None of the National Representatives who are Directors of IOC will, following the Closing, have any claims against IOC other than any rights based on indemnity or insurance.


          4.9 Finders' Fees. Except for J.P. Morgan & Co. Inc, whose fees will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such National Company who might be entitled to any fee or commission from IOC or North or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

          4.10 Sole Representations and Warranties. The National Companies make no representation or warranty to Buyer except as specifically set forth in this Agreement. In particular, the National Companies make no representation or warranty to Buyer, except as contemplated or set forth in this Agreement or in a certificate or document delivered pursuant to this Agreement, with respect to (a) the information provided by IOC or by or on behalf of Sellers with respect to the purchase and sale provided for herein,
  (b) any environmental or tax liabilities or litigation of IOC or the adequacy of any reserves for such matters on the financial statements of IOC or (c) any financial projection or forecast relating to IOC. With respect to any such projection or forecast delivered by or on behalf of Sellers to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties,
  (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against Sellers with respect thereto.

               REPRESENTATIONS AND WARRANTIES OF BUYER AND NORTH

          Buyer and North jointly and severally represent and warrant to each of the Sellers as of the date hereof that:

     5.1 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the place of its incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. North is a corporation duly incorporated, validly existing and in good standing under the laws of Australia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of North and the Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such company. Each of North and Buyer has heretofore delivered to Sellers true and complete copies of the certificate of incorporation and by-laws of such company as currently in effect.

     5.2 Corporate Authorization. The execution, delivery and performance by Buyer and North of this Agreement are within the corporate powers of Buyer or North, as the case may be, and have been duly authorized by all necessary corporate action on the part of Buyer or North, as the case may be. This Agreement constitutes a valid and binding agreement of Buyer and North enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     5.3 Governmental Authorization. Except as described in Schedule 3.3, no filing with, or permit, authorization, notification, consent or approval of, any Governmental Entity is required or necessary for:

          (i) the valid execution and delivery by Buyer and North of this Agreement and any agreement to be executed by it pursuant to this Agreement or for the valid performance by Buyer or North of this Agreement; or

          (ii) the consummation by North and Buyer of the transactions contemplated by this Agreement or the purchase by Buyer of the IOC Shares;

provided that no representation is made with respect to the provisions of the provincial statutes of Newfoundland and Quebec which may relate to or be affected by the sale hereunder of the IOC Shares.

          5.4 Non-Contravention. The execution, delivery and performance by Buyer and North of this Agreement do not and will not (i) violate the certificate of incorporation or by-laws of Buyer or North or (ii) assuming compliance with the matters referred to in Section 5.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree.

          5.5 Finders' Fees. Except for Merrill Lynch International (Australia) Limited, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or North who might be entitled to any fee or commission from IOC or any Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          5.6 Financing. Buyer has access to sufficient funds to enable it to purchase all of the IOC Shares pursuant to this Agreement.

          5.7 Purchase for Investment. Buyer will acquire the IOC Shares for its own account and not with a view toward the resale or distribution thereof.


                                       6

                         COVENANTS OF SELLER COMPANIES

          Each of the Seller Companies agrees that:

          6.1 Access to Information. From the date hereof until the Closing Date, it will (i) give, and will use best efforts to cause IOC and each of its Subsidiaries to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of IOC and its Subsidiaries and to the books and records of such Seller Company relating to IOC and its Subsidiaries, (ii) furnish, and will use best efforts to cause IOC and its Subsidiaries to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to IOC or any of its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of such Seller Company and use best efforts to cause the employees, counsel and financial advisors of IOC and its Subsidiaries to cooperate with Buyer in its investigation of IOC and its Subsidiaries. Notwithstanding the foregoing, Buyer shall not have access to personnel records of IOC or any of its Subsidiaries relating to individual performance or evaluation records or medical histories the disclosure of which could, in such Seller Company's good faith opinion, subject IOC or such Seller Company to risk of liability, except with the specific consent of each individual whose records are being examined. North and Buyer acknowledge that the North Representatives are not aware of any material information with respect to IOC and its Subsidiaries which they have requested and which has not been provided to them.

          6.2 Guaranty. Bethlehem will cause Beth International to fully perform all of its obligations hereunder. National will cause National Holdings to fully perform all of National Holdings' obligations hereunder and notwithstanding any assignment will remain fully responsible for the performance of the obligations undertaken by it or National Holdings hereunder and under the Supplemental National Pellet Purchase Contract.

          6.3 Actions by IOC. Each of the Seller Companies agrees that, until the Closing Date, it will (i) attend and remain present for the duration of each shareholder meeting of IOC, and (ii) will use best efforts to cause the Directors of IOC nominated and elected by it to attend and remain present for the duration of each Board of Directors meeting of IOC, and, in each case, will vote or cause such Directors to vote against (and not abstain from voting) any matter that directly or indirectly relates to any of the following actions with respect to IOC or any of its Subsidiaries, unless they have first obtained the consent of North, which consent shall not be unreasonably withheld, unless, in the reasonable judgment of such Director (in the case of a Directors meeting), it is necessary for such Director to vote to permit or abstain from voting against such action in order for the Director to satisfy such Director's fiduciary obligations:

          (a) amend the Existing Pellet Purchase Agreements except as part of the Transactions;

          (b) amend, terminate or enter into any other material agreements (other than in the ordinary course of business after notification with respect thereto has been given to a designated representative of North);

          (c) dispose of, acquire or encumber any material assets (other than in the ordinary course of business after notification with respect thereto has been given to a designated representative of North, provided that such notice need not be given with respect to the sale of pellets);

          (d) enter into any material leases or other material financial commitments, including any major capital commitments (other than Strategic Direction Projects (as defined in the Restructuring Agreement), excluding any thereof initiated or proposed by any of the Seller Companies, where notification with respect thereto has been given to a designated representative of North and the approval of North has been obtained unless failure to take action as a result of lack of approval by North would cause the Seller Companies to be in breach of their contractual obligations under
     Section 8.3 of the Restructuring Agreement);

          (e) declare, set aside or pay any dividends or distributions or repurchase or otherwise acquire any of its shares or make any other return of capital;

          (f) issue any additional shares of capital stock or any options or rights to purchase any shares of capital stock;

          (g) incur, assume or guaranty any material indebtedness for borrowed money, other than under its existing credit agreements or otherwise in the ordinary course of business (after notification with respect thereto has been given to a designated representative of North);

          (h) grant any bonuses, whether monetary or otherwise, or make any compensation, wage or salary increases in respect to its Directors, officers or other employees (other than as provided in collective bargaining agreements) or change the terms of employment for any employee, in each case except in the ordinary course of business and consistent with current commitments or past practices;

          (i)  approve or adopt any operating or capital budget; or

          (j) amend, alter or otherwise change the Articles of Incorporation or the by-laws of IOC or any of its Subsidiaries, except as permitted under
     Section 9.2(iii) of this Agreement.

          6.4 Confidentiality. After the Closing, each of the Seller Companies will hold, and will severally cause the respective Directors of IOC nominated and elected by it to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning IOC or any of its Subsidiaries (A) obtained pursuant to Section 7.2 or (B) obtained by such Directors in their capacity as Directors or by such Seller Company in its capacity as a minority stockholder of IOC or (C) specifically designated in writing by Buyer or North as confidential for the purposes of this Section (the documents and information described in (A), (B) and (C) being herein referred to collectively as the "Designated Confidential Information"), except to the extent that such Designated Confidential Information can be shown to have been (i) previously known on a nonconfidential basis by a Seller or any of its Affiliates (but not including information previously known as a result of information obtained in accordance with paragraph (B) above), (ii) in the public domain through no fault of Sellers or any of their Affiliates or (iii) later lawfully acquired by a Seller or any of its Affiliates from sources other than any other Seller or IOC or any of its Subsidiaries or any other shareholder of IOC; provided that Sellers or any of their Affiliates may disclose such Designated Confidential Information to its officers, Directors, employees, accountants, counsel, consultants, advisors and agents who have a need to know such information in connection with transactions in the ordinary course of the business of Sellers or any of their Affiliates so long as such Persons are informed by a Seller or any of its Affiliates of the confidential nature of such Designated Confidential Information and are directed by a Seller or any of its Affiliates to treat such Designated Confidential Information confidentially. Each Seller shall be responsible for a breach of this provision by any of its officers, Directors, employees, accountants, counsel, consultants, advisors and agents, but not for a breach by the other Seller or any of the officers, Directors, employees, accountants, counsel, consultants, advisors and agents of the other Seller. In the event that a Seller or any of its Affiliates or anyone to whom they transmit Designated Confidential Information, is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or other similar process) to disclose any such Designated Confidential Information, such Seller shall promptly notify Buyer in writing so that it may seek a protective order or other appropriate remedy. If Buyer fails to promptly seek any order or remedy or if such a protective order or other remedy is not obtained, only that portion of the Designated Confidential Information which is legally obligated to be disclosed shall be disclosed, and such Seller and its Affiliates shall use best efforts to obtain reliable assurance that confidential treatment will be accorded such Designated Confidential Information.

          6.5 No Shopping. None of the Seller Companies will, and each of the Seller Companies severally will use best efforts to cause IOC and its Subsidiaries not to, directly or indirectly, solicit, encourage, facilitate or participate or discuss or engage in (including by way of furnishing any nonpublic information concerning the business, properties or assets of IOC or its Subsidiaries) any Acquisition Proposal (as defined below), subject to the fiduciary obligations of the Directors of such Seller Company. Each Seller Company will notify Buyer promptly if any such information is requested from, or any Acquisition Proposal is received by, it or, to the knowledge of its Representatives, by IOC or any of its Subsidiaries. As used in this Agreement, "Acquisition Proposal" means any proposal or inquiry received by a Seller Company or IOC or its Subsidiaries from a Person other than Buyer or North for or with respect to a merger or other business combination involving IOC or any of its Subsidiaries or for or with respect to the acquisition of a substantial equity interest in, or a substantial portion of the assets of, IOC or its Subsidiaries.

          6.6 No Solicitation. Each of the Seller Companies severally undertakes to Buyer and North that neither it nor any of its Affiliates will for a period of two years after the Closing Date on its own account or for any Person entice away from IOC or any of its Subsidiaries, or solicit the provision of services of, any employee of IOC or any of its Subsidiaries; provided, that this prohibition shall not apply to general advertisements, or utilization of an executive search firm, employment agency or other general employment services which may employ general advertisements, not directed at or intended to be of particular interest to such employees, nor shall it prevent the employment of persons who seek employment by such Seller Company other than as a result of solicitation prohibited hereby.

          6.7 Continued Due Diligence. During the period from the date of this Agreement to the Closing, each of the Seller Companies will continue to grant to Buyer and North access to IOC and its records as provided in Section 6.1, and, during such period, each Seller Company will use its best efforts (and use its best efforts to cause IOC and its Subsidiaries) to notify Buyer of any Material Adverse Effect with respect to IOC and its Subsidiaries, of any complaints, investigations, hearings or other regulatory or legislative proceedings or initiatives of any Governmental Entity, or of any actual, pending or threatened material litigation (or settlement thereof), in each case involving IOC or its Subsidiaries and of which such Seller Company has knowledge, and to keep Buyer fully informed of such events.

                          COVENANTS OF BUYER AND NORTH

     Buyer and North agree that:

          7.1 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will cause their respective officers, Directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning IOC or any of its Subsidiaries furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement ("Confidential Information"), except to the extent that such Confidential Information can be shown to have been (i) previously known on a nonconfidential basis by Buyer or any of its Affiliates,
(ii) in the public domain through no fault of Buyer or any of its Affiliates or
(iii) later lawfully acquired by Buyer or any of its Affiliates from sources other than any Seller or IOC or any of its Subsidiaries; provided that Buyer or any of its Affiliates may disclose such Confidential Information to its officers, Directors, employees, accountants, counsel, consultants, advisors and agents who have a need to know such information in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer or any of its Affiliates of the confidential nature of such Confidential Information and are directed by Buyer or any of its Affiliates to treat such Confidential Information confidentially. Buyer shall be responsible for a breach of this provision by any of its officers, Directors, employees, accountants, counsel, consultants, advisors and agents. If this Agreement is terminated, Buyer and its Affiliates will, and will cause their respective officers, Directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Sellers, upon request, all documents and other materials containing Confidential Information, and all copies thereof. In the event that Buyer or any of its Affiliates or anyone to whom they transmit Confidential Information, is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or other similar process) to disclose any such Confidential Information, Buyer shall promptly notify Sellers in writing so that they may seek a protective order or other appropriate remedy. If Sellers fail to promptly seek any order or remedy or if such a protective order or other remedy is not obtained, only that portion of the Confidential Information which is legally obligated to be disclosed shall be disclosed, and Buyer and its Affiliates shall use best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

          7.2 Access. Buyer will use best efforts to cause IOC and its Subsidiaries, on and after the Closing Date, to afford promptly to each Seller Company and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit such Seller Company to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date.

          7.3 Guaranty. North will cause Buyer to fully perform all of its obligations hereunder and, if the Buyer never executes the agreement referred to in the first Recital hereto or North never designates a wholly-owned subsidiary, North will directly perform all of such obligations.


                                       8

                    COVENANTS OF BUYER AND SELLER COMPANIES


          Buyer and the Seller Companies agree that:

          8.1 Best Efforts. Subject to the terms and conditions of this Agreement, and whether before or after Closing, Buyer and the Seller Companies will use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and to vest in Buyer title to the IOC Shares as contemplated hereby. Each Seller Company and Buyer agree, and each Seller Company, prior to the Closing, and Buyer and North,after Closing, agree to use best efforts to cause IOC and its Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. The provisions of this Section 8 shall not require any party to accept or grant any undertaking or commitment to any Governmental Entity, otherwise than as expressly provided in this Agreement.

          8.2 Certain Filings. The Sellers Companies and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, leases or subleases, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking in a timely fashion to obtain any such actions, consents, approvals or waivers.

          8.3 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or any Governmental Entity

(and then only after the other parties have been notified in writing and, if practicable, consulted), will not issue any such press release or make any such public statement prior to such consultation.

          8.4 Intercompany Accounts. All intercompany accounts between the Seller Companies or any of their Affiliates, on the one hand, and IOC or any of its Subsidiaries, on the other hand, as of the Closing (i) if related to the purchase of pellets, shall be settled in accordance with their terms or in the ordinary course consistent with past practice, as the case may be, and (ii) otherwise, shall be discharged in full on or prior to the Closing Date.

          8.5 Governmental Correspondence. Subject to the confidentiality obligations in Articles 6 and 7 of this Agreement, each party agrees to provide each other with copies of all material written correspondence, filings and communications between such party or any of its representatives and any Governmental Entity in relation to the Closing and any other transaction contemplated by this Agreement.


                                   ARTICLE 9

                             CONDITIONS TO CLOSING

          9.1 Conditions to Obligations of Buyer and Seller Companies. The obligations of Buyer and each Seller Company to consummate the Closing are subject to the satisfaction of the following conditions:

               (i) HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the Closing or any transaction contemplated by this Agreement, other than an action which shall have been withdrawn or terminated.

               (ii) Investment Canada Act. If the purchase of the IOC Shares by Buyer is a reviewable investment under the Investment Canada Act (Canada), then either Buyer shall have received written confirmation that The Minister responsible for such Act is satisfied that the purchase of the IOC Shares by Buyer is likely to be of net benefit to Canada or the time within which the Minister is required to advise Buyer whether the Minister is so satisfied has expired (unless within that time the Minister has sent a notice to Buyer confirming that the Minister is not satisfied that the purchase of the IOC Shares is likely to be of net benefit to Canada).

               (iii) Competition Act. Either:

            (a)  the Buyer has obtained:

                  (A) an advance ruling pursuant to Section 102 of the Competition Act (Canada) to the effect that the Director of Investigation and Research under such Act is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of such Act with respect to the transactions contemplated by this Agreement; or

                  (B) written notification from the Director of Investigation and Research under the Competition Act (Canada) that such Director does not at that time intend to make application to the Competition Tribunal under Section 92 of such Act with respect to the transactions contemplated by this Agreement or to commence an inquiry under Section 10 of such Act; or

            (b) the waiting period prescribed by Section 123 of such Act shall have expired unless within such waiting period the Director of Investigation and Research under such Act has notified Buyer that he intends to make application to the Competition Tribunal under
            Section 92 of such Act in respect of the transactions contemplated by this Agreement.

               (iv) Prohibitions. There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or investigation against any party to this Agreement, IOC or any of its Subsidiaries by any Governmental Entity or any other Person, for the purpose of enjoining, preventing or delaying, the consummation of the Closing or any other transaction contemplated in this Agreement, or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

               (v) Governmental Authorizations. All actions (including consents, approvals, orders and waivers) by or in respect of or filings with any Governmental Entity required to permit the consummation of the Closing shall have been taken, made or obtained.

               (vi) Indenture Lien. The National IOC Shares shall have been fully released from the Lien created by the Indenture.

               (vii) Third Party Consents. The consent or approval of, or waivers by the Persons identified on Schedule 9.1 of objection to, this Agreement and the transactions contemplated by this Agreement shall have been obtained.

               (viii) Amending Agreement. The Amending Agreement shall have been fully executed and delivered by the parties thereto.

          9.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions at or before the Closing, each of which is acknowledged to be inserted for the exclusive benefit of Buyer and may be waived in whole or in part by Buyer:

               (i) (A) Each of the Seller Companies shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, including, without limitation, the delivery of the IOC Shares and the execution and delivery of signed counterparts of the Supplemental Pellet Purchase Contracts, and Buyer shall have received a certificate signed by a Vice President of each Seller Company to the foregoing effect with respect to such Seller Company.

                   (B) The aggregate effect of all inaccuracies in the representations and warranties of each Seller Company set forth in this Agreement (which representations and warranties shall, for purpose of this condition, be regarded as restated on and as of the Closing Date) does not and will not have a Material Adverse Effect on IOC and its Subsidiaries (and, for such purpose, the representations and warranties of each Seller Company contained in this Agreement that are qualified with reference to Material Adverse Effect or materiality shall be true and correct, and the representation and warranties that are not so qualified shall be true and correct in all material respects, as of the date hereof and, except to the extent such representation and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date), and Buyer shall have received a certificate signed by a Vice President of each Seller Company to the foregoing effect with respect to such Seller Company

               (ii) Buyer shall have received from its counsel in each of Quebec and Newfoundland favorable opinions, in form and substance satisfactory to Buyer, acting reasonably, which confirm that IOC or its Subsidiaries have good and valid title to, or in the case of leasehold property, good and valid leasehold interests in, the material mining, railway and port assets and properties of IOC and its Subsidiaries required for the conduct of its and their businesses as presently conducted (including all properties reflected on the Balance Sheet or the unaudited balance sheet dated December 31, 1996, including the pellet facilities at Sept-Iles, Quebec), subject only to such exceptions and Liens as do not, individually or in the aggregate, materially interfere with the use of such assets in such businesses as presently conducted (or as presently proposed to be conducted, in the case of the pellet facilities at Sept-Iles).

               (iii) North shall have been entered on the books of registry of IOC as the registered owner of the IOC Shares.

               (iv) Directors nominated by North shall have been elected to the Board of Directors of IOC (and shall represent at least a majority of such Board), effective at Closing, in place of the Directors theretofore nominated and elected by the Seller Companies.

               (v) Buyer shall have received an opinion of Davis Polk & Wardwell, counsel to Sellers, dated the Closing Date, in the form of
     Exhibit 4 hereto, with only such changes thereto as have been approved by North, Bethlehem and National. In rendering such opinion, such counsel may rely upon opinions of outside counsel in relation to any matter not governed by the federal law of the United States, the General Corporation Law of Delaware or the law of the State of New York.

               (vi) All documentation relating to the due authorization and completion of the sale and purchase of the IOC Shares under this Agreement, and all actions and proceedings taken on or prior to the Closing in connection with the performance by Sellers and Bethlehem of their obligations under this Agreement, shall be reasonably satisfactory to Buyer, and Buyer shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate action in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance reasonably satisfactory to Buyer.

               (vii) Each Seller shall have signed and delivered a certification to the effect that such Seller is not a "foreign person" as defined in
     Section 1445 of the Code.

               (viii) Buyer shall have received a copy of an acknowledgment, in form and substance reasonably satisfactory to Buyer, by M. A. Hanna as to the satisfaction of all claims by that company against IOC and M. A. Hanna shall have agreed to return all books and records relating to IOC and its Subsidiaries in connection with the termination or expiration of the Management Agreement between IOC and M. A. Hanna on December 31, 1996, without additional costs to the Seller Companies, Buyer, North or IOC or any IOC Subsidiary.

               (ix) Since the Balance Sheet Date, there has been no event, occurrence, change, development or state of circumstances or facts which has had a Material Adverse Effect with respect to IOC and its Subsidiaries.

               (x)  None of the events set forth in paragraphs (a) to (j) of
     Section 6.3 (without giving effect to the parenthetical limitations set forth therein) shall have occurred in relation to IOC or any of its Subsidiaries in a manner which, individually or in the aggregate, shall have had a Material Adverse Effect with respect to IOC and its Subsidiaries.

               (xi) Neither North nor Buyer shall have been prevented, after unsuccessfully seeking the assistance of the Seller Companies, from completing the due diligence investigation of IOC and its Subsidiaries which North reasonably deems to be necessary to enable North to evaluate the desirability of completing the purchase of the IOC Shares.

          9.3 Conditions to Obligation of Seller Companies. The obligation of each Seller Company to consummate the Closing is subject to the satisfaction of the following further conditions at or before the Closing, each of which is acknowledged to be inserted for the exclusive benefit of the Seller Companies and may be waived in whole or in part by the Seller Companies:

               (i) (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, including, without limitation, the payment of the Bethlehem Purchase Price and the National Purchase Price, and each Seller shall have received a certificate signed by the Vice President of Buyer to the foregoing effect.

                    (B) The aggregate effect of all inaccuracies in the representations and warranties of Buyer set forth in this Agreement does not and will not have a Material Adverse Effect on Sellers, and each Seller shall have received a certificate signed by a Vice President of Buyer to the foregoing effect.

               (ii) Such Seller shall have received an opinion of counsel to Buyer from the jurisdiction of its incorporation, dated the Closing Date, in form reasonably satisfactory to such Seller and (to the extent applicable in such jurisdiction) addressing the following matters: duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; corporate power to carry on its business; execution, delivery and performance of this Agreement are within Buyer's corporate powers and have been duly authorized; the Agreement is valid and binding on Buyer; execution, delivery and performance do not contravene or conflict with the certificate of incorporation or by-laws of Buyer; and, other than as contemplated by Schedule 3.3, no approval of any Governmental Entity in the relevant jurisdiction required for such execution, delivery and performance. In rendering such opinion, such counsel may rely upon opinions of outside counsel in relation to any matter not governed by the law of such jurisdiction.

               (iii) All documentation relating to the due authorization and completion of the sale and purchase of the IOC Shares under this Agreement, and all actions and proceedings taken on or prior to the Closing in connection with the performance by Buyer and North of their obligations under this Agreement, shall be reasonably satisfactory to the Seller Companies, and each Seller Company shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate action in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance reasonably satisfactory to such Seller Company.

               (iv) The sale by the other Seller Companies of their IOC Shares hereunder shall be simultaneously consummated in accordance with the terms hereof.

               (v) Each Seller shall have received Section 116 Certificates under the Income Tax Act (Canada) (and any comparable certificates that may be required under any applicable provincial tax law) with respect to the sale of its IOC Shares.


                                   ARTICLE 10

                           SURVIVAL; INDEMNIFICATION

          10.1 Survival. The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until two years after the Closing Date (except for the representations and warranties in Sections 3.5, 3.6, 4.5 and 4.6, which shall survive indefinitely); provided that no representation or warranty shall survive the Closing if the party to whom such representation or warranty is made has actual knowledge of facts on the Closing Date that would cause such representation or warranty not to be true on such date. No representation or warranty contained in this Agreement shall survive after the time at which it would otherwise terminate pursuant to the preceding sentence unless notice of the inaccuracy or breach thereof shall have been given to the party against whom such indemnity may be sought prior to such time or within one month thereafter.

          10.2 Indemnification. (a) Effective at the Closing, the Bethlehem Companies hereby indemnify Buyer and North and each of their directors, officers, employees and agents against and agree to hold them harmless from any and all damage, cost, demand, loss, liability and expense whatsoever (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses), net of any tax savings ("Damages") incurred or suffered by Buyer or North (including damage to Buyer's investment in the IOC Shares) by reason of, resulting from or arising out of any misrepresentation or breach of warranty made pursuant to this Agreement by any of the Bethlehem Companies; provided that the Bethlehem Companies shall have an obligation to pay Damages pursuant to this clause (a) only to the extent such Damages in the aggregate shall exceed $1,000,000, and in no event shall the aggregate Damages so payable exceed the Bethlehem Purchase Price.

               (b) Effective at the Closing, the National Companies hereby indemnify Buyer and North and each of their directors, officers, employees and agents against and agree to hold them harmless from any and all Damages incurred or suffered by Buyer or North (including damage to Buyer's investment in the IOC Shares) by reason of, resulting from or arising out of any misrepresentation or breach of warranty made pursuant to this Agreement by any of the National Companies; provided that the National Companies shall have an obligation to pay Damages pursuant to this clause (b) only to the extent such Damages in the aggregate shall exceed $1,000,000, and in no event shall the aggregate Damages so payable exceed the National Purchase Price.

               (c) Effective at the Closing, Buyer hereby indemnifies each Seller Company and each of its directors, officers, employees and agents against and agrees to hold it harmless from any and all Damages incurred or suffered by such Seller by reason of, or resulting from or arising out of any misrepresentation or breach of warranty made by Buyer pursuant to this Agreement; provided that Buyer shall have an obligation to pay Damages pursuant to this clause (c) only to the extent such Damages in the aggregate shall exceed $1,000,000.

               (d) Effective at the Closing, Bethlehem hereby agrees that, if IOC is required to make any actual payments to the United States Internal Revenue Service ("IRS") to satisfy any exposure which IOC may have for Alternative Minimum Tax for the tax years 1995 or 1996 or both, Bethlehem will indemnify Buyer and North from the effects thereof by paying to North, promptly after receiving notification of such IOC payments, an amount equal to the product of the lesser of (x) such payments by IOC and (y) $5,000,000, multiplied by a fraction the numerator of which is the number of Bethlehem IOC Shares and the denominator of which is 8,955.411; provided that the obligation to make such payment shall terminate if demand for payment thereof has not been made by the second anniversary of the Closing Date.

               (e) Effective at the Closing, National hereby agrees that, if IOC is required to make any actual payments to IRS to satisfy any exposure which IOC may have for Alternative Minimum Tax for the tax years 1995 or 1996 or both, National will indemnify Buyer and North from the effects thereof by paying to North, promptly after receiving notification of such IOC payments, an amount equal to the product of the lesser of (x) such payments by IOC and (y) $5,000,000, multiplied by a fraction the numerator of which is the number of National IOC Shares and the denominator of which is 8,955.411; provided that the obligation to make such payment shall terminate if demand for payment thereof has not been made by the second anniversary of the Closing Date.

               (f) In no event shall any party hereto be entitled to punitive or exemplary damages in any action relating to the subject matter of this Agreement.

          10.3 Procedures; Exclusivity. (a) The party seeking indemnification under Section 10.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section; provided that, in the event of a failure to give such notice, such failure shall not preclude the party seeing indemnification from obtaining such indemnification, but its right to indemnification shall be reduced to the extent that such delay prejudiced the defense of the claim. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 10.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, such consent not to be unreasonably withheld.

               (b)  After the Closing and except in the case of fraud, Section
10.2 will provide the exclusive remedy for any misrepresentation or breach of warranty arising out of this Agreement.


                                   ARTICLE 11

                                  TERMINATION

          11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

          (i)  by written agreement of both Sellers and Buyer;

          (ii) by National, Bethlehem or Buyer if the Closing shall not have been consummated on or before April 30, 1997;

          (iii) by National, Bethlehem or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Entity;

          (iv)  by National or Bethlehem, if:

                    (A) there has been a breach of any representation or warranty of Buyer set forth herein, the effect of which is a Material Adverse Effect on Buyer;

                    (B) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of North or Buyer, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach has been given by National or Bethlehem to North or Buyer; or

          (v)  by Buyer, if:

                    (A) there has been a breach of any representation or warranty of any of the Seller Companies set forth herein, the effect of which is a Material Adverse Effect on any of the Seller Companies or IOC and its Subsidiaries;

                    (B) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of any of the Seller Companies, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach has been given by North or Buyer to such Seller Company.

          The party desiring to terminate this Agreement shall give notice of such termination to each other party.

          11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 11.1, termination shall be without liability of any party (or any stockholder, Director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if this Agreement shall be terminated by:

          (i) Buyer pursuant to Section 11.1(v), Bethlehem and National shall severally be liable to pay promptly (but in no event later than five business days after having received joint notice from North and Buyer specifying their out-of-pocket costs and expenses relating in any way whatsoever to the Transactions ("Seller Termination Payment")) its several share (based on percentage of IOC Shares being sold) of the Seller Termination Payment to North and Buyer, which amount shall be payable in same day funds; or

          (ii) National or Bethlehem pursuant to Section 11.1(iv), Buyer and North shall promptly (but in no event later than five business days after having received joint notice from Bethlehem and National specifying their out-of-pocket costs and expenses relating in any way whatsoever to the Transactions ("Buyer Termination Payment")), pay the Buyer Termination Payment to Bethlehem and National, which amount shall be payable in same day funds;

provided further that, in the event of termination of this Agreement, no parties shall be entitled to recover for any Damages in excess of the Seller Termination Payment or the Buyer Termination Payment, as the case may be, except that a party shall be entitled to reimbursement of its costs and expenses (including attorney's fees), if any, incurred in enforcing its right to collect the applicable Termination Payment. The provisions of this Section 11 and of Sections 7.1 and 12.3 shall survive any termination hereof pursuant to Section 11.1.


                                      12

                                 MISCELLANEOUS

          12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Buyer or North, to:

          North Limited
          476 St. Kilda Road
          Melbourne, Victoria  3004
          Attention:  Barry Lewin, Esq.
          Fax:  (03) 9207 5052

          with a copy to:

          Osler, Hoskin & Harcourt
          P.O. Box 50
          1 First Canadian Place
          Toronto, Ontario M5X 1B8
          Attention:  John T. Evans, Esq.
          Fax:  (416) 862-6666

     if to any Bethlehem Company, to:

          Bethlehem Steel Corporation
          1170 Eighth Avenue
          Bethlehem, Pennsylvania 18016
          Fax: (610) 694-1500
          Attention:  Restructured Operations

          with a copy to:

          Stephen J. Selden, Esq.
          Assistant General Counsel
          Bethlehem Steel Corporation
          1170 Eighth Avenue
          Bethlehem, Pennsylvania 18016
          Fax: (610) 694-1500

     if to any National Company, to:

          National Steel Corporation
          4100 Edison Lakes Parkway
          Mishawaka, Indiana 46545
          Fax: (219) 273-7608
          Attention:  General Counsel

          with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York  10017
          Attention:  Edwin Deane Leonard, Esq.
          Fax:  (212) 450-5591

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          12.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          12.3 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that, subject to the provisions of Section 6.2, National may assign its rights and obligations hereunder to National Holdings without the consent of the other parties hereto.

          12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

          12.6 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          12.7 Entire Agreement. This Agreement (including the Schedules and the instruments referred to herein or contemplated hereby) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              NORTH LIMITED


                              By: /s/ Campbell Anderson
                                  ---------------------
                              Title: Managing Director


                              NATIONAL STEEL CORPORATION


                              By:  /s/ William E. McDonough
                                   ------------------------
                              Title:  Treasurer


                              NS HOLDINGS CORPORATION


                              By: /s/ Robert E. Foley
                                  -------------------
                              Title:  President


                              BETHLEHEM STEEL CORPORATION


                              By: /s/ G. L. Millenbruch
                                  ---------------------
                              Title:  Executive Vice President,
                                           Chief Financial Officer
                                           and Treasurer

                                       BETHLEHEM STEEL INTERNATIONAL
                                       CORPORATION


                                       By:  /s/ Jonathan P. Krum
                                            --------------------
                                       Title:  President